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This announcement is not an offer to purchase or a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated April 25, 2003, and the related Letter of Transmittal and is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdictions. Notice of Offer to Purchase for Cash All Outstanding Shares of Common Stock of Signal Technology Corporation at $13.25 Net Per Share by STC Merger Co.
An Indirect Wholly Owned Subsidiary of Crane Co.

STC Merger Co., a Delaware corporation (the "Purchaser"), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Signal Technology Corporation, a Delaware corporation (the "Company"), at $13.25 per Share, net to each seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 25, 2003 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer"). THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON THURSDAY, MAY 22, 2003, UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE"). The Board of Directors of the Company has approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the subsequent Merger of the Purchaser with and into the Company, has declared the Merger Agreement advisable, has determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders, and has recommended that the Company's stockholders accept the Offer and tender their Shares.

The Offer is conditioned upon, among other things, (i) there having been validly tendered pursuant to the Offer, and not withdrawn prior to the expiration of the Offer, a number of Shares that, when added to the Shares, if any, previously acquired by the Purchaser or Crane Co. or any of their respective affiliates, represents a majority of the then total issued and outstanding Shares (assuming, for this purpose, the exercise of all options to purchase shares of common stock of the Company that have an excersise price of less than $13.25 per share of common stock (the "Minimum Condition") and (ii) any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated prior to the expiration of the Offer. The Offer is being made pursuant to an Agreement and Plan of Merger, dated April 16, 2003 (the "Merger Agreement"), among Crane Co., a Delaware corporation ("Crane"), the Purchaser and the Company. The Merger Agreement provides that, as promptly as practicable after the consummation of the Offer, the Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation. Pursuant to the Merger, each outstanding Share (other than Shares held by Crane, the Purchaser or any other direct or indirect wholly owned subsidiary of Crane, shares of Company common stock held in the treasury of the Company, or Shares held by stockholders exercising dissenters' rights) will be converted into the right to receive $13.25 in cash, without interest. The Offer is subject to certain conditions set forth in the Offer to Purchase. Subject to the terms and conditions of the Merger Agreement, (i) if, on any scheduled Expiration Date, any condition(s) to the Offer has not been satisfied or waived, the Purchaser may, in its sole discretion, extend the Offer from time to time for such period(s) of time as the Purchaser reasonably determines to be necessary to permit such condition(s) to be satisfied; (ii) if, on any scheduled Expiration Date, any condition(s) to the Offer has not been satisfied or waived, the Purchaser shall, if the Company so demands in writing at least two (2) business days prior to the otherwise scheduled Expiration Date, extend the Offer from time to time for up to such period(s) of time thereafter as the Company reasonably determines to be necessary in order to permit such condition(s) to be satisfied (but in no event shall the Purchaser be required to so extend the Offer for more than thirty-five (35) days in the aggregate or, if earlier, beyond June 30, 2003, or to waive any condition(s) to the Offer); (iii) the Purchaser shall extend the Offer for any period of time that may be required by any rule, regulation, interpretation or position of the Securities and Exchange Commission applicable to the Offer; (iv) if, on any scheduled Expiration Date, the Minimum Condition has been satisfied but the sum of the number of Shares that have been validly tendered and not withdrawn pursuant to the Offer plus the number of any Shares owned by the Purchaser or Crane or any of their respective affiliates represents less than ninety percent (90%) of the then outstanding Shares, the Purchaser may, from time to time, extend the Offer for up to an aggregate of fifteen (15) business days thereafter; and (v) the Purchaser may elect to provide for a "subsequent offering period" in accordance with Rule 14d-11 under the Securities Exchange Act of 1934 and in compliance with all other provisions of applicable securities laws for up to twenty (20) business days. Subject to the provisions of the Merger Agreement, the Purchaser reserves the right to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by a public announcement thereof. For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if the Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

Tenders of Shares made pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after June 23, 2003, unless theretofore accepted for payment as provided in the Offer to Purchase. To be effective, a written telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. There will be no withdrawal rights for Shares tendered during a subsequent offering period. The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934 as contained in the Offer to Purchase is incorporated herein by reference. For most Company stockholders, the sale of Shares in the Offer will be a taxable transaction.

The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to the holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to broker, banks and similar entities whose names, or the name of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's position listing for subsequent transmittal to beneficial owners of Shares. The Offer to Purchase and Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense.

                    The Information Agent for the Offer is:
                          [GEORGESON SHAREHOLDER LOGO]
                          17 State Street, 10th Floor
                            New York, New York 10004
                     Banks and Brokers Call: (212) 440-9800
                   All Others Call Toll Free: (800) 678-9601
April 25, 2003